Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Financial Highlights for the Eight Week Period Ended December 25, 2021

WEST JORDAN, Utah, January 18, 2022--Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial highlights for the eight weeks ended December 25, 2021.

“I am extremely proud of our team and the execution of our business through the holiday season of 2021.” said Jon Barker, Sportsman’s Warehouse CEO. “Overall our business showed tremendous strength across all categories despite a difficult comparison in firearms and ammunition. As we put the terminated merger process with Great Outdoors Group, LLC behind us, we are excited about the future and growth potential of the Company.”

For the eight weeks ended December 25, 2021:

•

Net sales were $299.6 million, which was flat versus the comparable eight weeks of fiscal year 2020. Compared to the same eight-week period of fiscal year 2019, net sales increased 59.3% from $188.1 million.

•

Same store sales decreased 6.1% during the eight weeks of fiscal year 2021 compared to the eight weeks of fiscal year 2020. Excluding firearms and ammunition same store sales increased 2.8% compared to the same eight-week period of fiscal year 2020.  Compared to the same eight weeks of fiscal year 2019, same store sales increased 38.7%.

•	Same store sales in the Footwear, Optics/Electronics/Accessories, and Clothing categories increased 15.7%, 6.7%, and 4.4%, respectively, compared to the eight weeks of fiscal year 2020.

•	Ecommerce sales increased 2.5% compared to the same eight-week period of fiscal year 2020. Compared to the same eight-week period of fiscal year 2019, ecommerce sales increased approximately 200%.

•	The Company opened three new stores, which were located in Chandler, AZ; Elk Grove, CA; and Greenwood, IN.

•	The Company received $55 million from the termination of its merger agreement with Great Outdoors Group, LLC and recorded a one-time gain.

Balance sheet highlights as of December 25, 2021:

•	Cash on hand of $57.4 million, no long-term debt and $39.9 million outstanding under our revolving credit facility.

•	Total liquidity of $216.1 million, which is comprised of our $57.4 million cash on hand plus $158.7 million available borrowing capacity under our revolving credit facility

Fourth Quarter and Fiscal Year 2021 Outlook:

For the fourth quarter of fiscal year 2021, the Company expects net sales and adjusted diluted earnings per share to be in the range of $405 to $410 million and $0.43 to $0.48, respectively. This guidance includes a headwind in January comparable sales as we anniversary the events of January 6, 2020 which drove significant demand in our firearms and ammunition categories.

For the full fiscal year 2021 the Company expects net sales and adjusted diluted earnings per share to be in the range of  $1,495 to $1,500 million and $1.66 to $1.71, respectively.

Investor Presentation

The Company updated its investor presentation to reflect its financial results through December 25, 2021 and its fourth quarter and full year guidance.  The updated presentation is available on the Company’s website at www.sportsmans.com in the “Events and Presentations” tab of the “Investor Relations” section.

Non-GAAP Information

This press release includes the use of adjusted diluted earnings per share, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission (the “SEC”).  The Company defines adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. The Company defines adjusted net income as net income adjusted for the $55 million gain (tax effected) relating to the termination of the merger with Great Outdoors Group, LLC and expenses incurred relating to the terminated merger with Great Outdoors Group, LLC.  The company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to:  the potential impact of the termination of our merger agreement with Great Outdoors Group, LLC, including any impact on our stock price, business, financial condition and results of operations, and the potential negative impact to our business and employee relationships; current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and the Company’s ability to conduct its business; the impacts of COVID-19 and measures intended to reduce its spread on the Company’s operations; the Company’s retail-based business model, which is impacted by general economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States, which makes the Company susceptible to adverse conditions in this region and could affect the Company’s sales and cause its operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which the Company may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, which may not be successful; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 which was filed with the SEC on April 2, 2021, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:

ICR Inc.

Rachel Schacter

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of fourth quarter and 2021 full year guidance (in thousands, except per share data):

	Estimated Q4 '21		Estimated FY '21
	Low	High	Low	High
Numerator:
Net income	$57,597	$59,897	$107,633	$109,933
Gain on Deal Termniation, net of tax (1)	$(40,920)	$(40,920)	$(40,920)	$(40,920)
Acquisition costs, net of tax (2)	$2,323	$2,323	$7,099	$7,092
Adjusted net income	$19,000	$21,300	$73,812	$76,105
Denominator:
Diluted weighted average shares outstanding	44,500	44,500	44,500	44,500

Reconciliation of earnings per share:
Diluted earnings per share	$1.29	$1.35	$2.42	$2.47
Impact of adjustments to numerator and denominator	(0.87)	(0.87)	(0.76)	(0.76)
Adjusted diluted earnings per share	$0.43	$0.48	$1.66	$1.71

(1)	Break-up fee received in conjunction with the termination of the pending merger with Great American Outdoor Group on December 2, 2021
(2)	Expenses incurred relating to the pending merger with Great American Outdoor Group which was terminated on December 2, 2021